Exhibit 10.7

JANOVER INC.

ADVISORY BOARD AGREEMENT

THIS ADVISORY BOARD AGREEMENT (“Agreement”) is made and entered into effective as of November 10, 2021 by and between JANOVER INC., a Delaware corporation (“Company”), and Marcelo Lemos (“Advisor”).

WHEREAS, the Company desires to obtain the services of Advisor to serve on the Company’s Board of Advisors (“AB”), and the Advisor desires to serve on the AB, upon the following terms and conditions.; and

WHEREAS, in the course of serving on the AB, Advisor will have access to the “Confidential Information” (as hereinafter defined) of the Company and expressly acknowledges and agrees to the provisions regarding such Confidential Information.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Advisory Board Service. Subject to the remaining terms and conditions hereinafter set forth, Advisor hereby agrees to serve on the AB, having such duties as are set forth in this Section 1 (“Advisor’s Duties”). Such duties include best efforts to participate in, either remotely or in person:

(a)       Monthly calls for up to 1 hour per month.

(b)       Quarterly meetings for up to 2 hours per quarter if requested.

(c)       Availability via email or slack for occasional advice.

(d)       Annual meetings of the Board of Directors of the Company if requested.

(e)       Consultations with the CEO of the Company or members of the Company’s management team as often as once a month and up to one hour at a time as to general business strategy, growth opportunities, hiring and firing of personnel, the raising of equity or debt for the Company, and any other items with respect to which Advisor has expertise.

Advisor agrees that the Company may use the name and likeness of Advisor on the Company’s website and to publicize that Advisor is a member of the AB on the Company’s marketing materials.

2.            Compensation. As compensation in full for Advisor’s performance of the Advisor’s Duties, Company shall issue to Advisor options to acquire Class A Common Stock of the Company as described on Schedule A hereto (“Options”) and subject to a to-be-established plan if an equity incentive plan is not yet adapted by Company. The Options shall vest in the manner described on Schedule A hereto.

3.             Expense Reimbursement. In addition to the compensation described above, Advisor shall be reimbursed for all out-of-pocket expenses reasonably incurred by it on behalf of or in connection with the business of the Company, provided the Company has approved Advisor incurring any such expense.

4.             Term.

(a)       Either party may terminate this Agreement upon three (3) days written notice (“Termination Notice”). Following a Termination Notice, any Options that have not yet vested shall expire immediately. Any vested Options that are not exercised within thirty (30) days following a Termination Notice shall expire upon the end of such thirty (30) day period.

1

(b)       Upon termination, Advisor shall (i) deliver to the Company all documents, brochures, advertising materials, price lists, and all other materials which are provided by the Company to Advisor, including any “Confidential Information” (as hereinafter defined); (ii) cease all further use of and remove any reference to Advisor’s position as an advisor to the Company; and (iii) take all such reasonable actions as shall be requested in writing from time to time by Company consistent with the foregoing.

5.             Relationship of the Parties.

(a)       Advisor is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Advisor’s relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. Advisor shall not have employee status with the Company or be entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing or similar benefits as may be available to the Company's employees. Advisor shall be responsible for the reporting and payment of all income and self-employment taxes for all compensation paid to Advisor hereunder. This Agreement does not create a relationship of principal and agent, partnership or employment between the Company and Advisor. Advisor’s engagement hereunder is not a franchise or business opportunity. Neither party shall be liable for any obligations incurred by the other except as expressly provided herein.

(b)       Advisor shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company. Advisor shall not act or represent itself, directly or by implication, as an agent of the Company with any authority other than as set forth expressly in this Agreement.

(c)       Except as otherwise provided in this Agreement, Advisor shall pay all its expenses, costs, overhead, debts and obligations incurred in fulfillment of this Agreement. Under no circumstances will the Company be liable for reimbursement to Advisor for any such expenditure unless the Company shall otherwise agree in writing. Any person hired by Advisor shall be the employee of Advisor and not of the Company, and all compensation, payroll taxes, facilities and related expenses shall be the sole responsibility of Advisor.

(d)       Advisor hereby agrees to indemnify, defend and hold harmless the Company, its members, managers, officers, agents and employees, from and against any and all damages, losses or expenses (including costs and attorneys' fees) caused by the negligence or willful misconduct of the Advisor or by a default by Advisor under this Agreement

6.             Confidentiality of Information.

(a)       Advisor hereby acknowledges that it has been, will or may be making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its operations, including, but not limited to, the Company's business, Company’s confidential relationships, its business practices, marketing strategies, expansion plans, the Company's contracts, business records and other records, the Company's trade secrets, techniques used in the Company's business, know-how and technologies, whether or not patentable, and other similar information relating to the Company and the Company's business (all the foregoing regardless of whether same was known to the Advisor prior to the date hereof or is, or becomes, known to third parties, is hereinafter referred to collectively as "Confidential Information"). Advisor acknowledges that the Company’s Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the effective and successful conduct of the business of the Company. Advisor agrees to use the Company’s Confidential Information only for the benefit of the Company and shall not at any time, directly or indirectly, either during Advisor’s engagement with the Company or afterward, divulge, reveal or communicate the Company’s Confidential Information to any person, firm, corporation or entity whatsoever, or use the Company’s Confidential Information for Advisor’s own benefit or for the benefit of others, and that Advisor will at all times take such action as shall be necessary to maintain the confidentiality of the Confidential Information and to prevent its unauthorized disclosure. Advisor agrees that, upon the Company's demand, whether verbal or written, Advisor will promptly deliver as directed all materials and media in Advisor’s possession that contain Confidential Information. Advisor agrees that the fact that Advisor had knowledge, or that others may have had knowledge, of Confidential Information prior to the execution of this Agreement shall not in any way limit or affect Advisor’s obligations under this Agreement.

(b)       Advisor agrees that irreparable injury to the Company would result from a breach or threatened breach by the Advisor of any of the covenants or agreements set forth in this Section, that there is not an adequate remedy at law to protect the Company from any such breach or threatened breach, and that a permanent injunction is an appropriate remedy for such a breach or threatened breach. The remedy of injunction shall be in addition to and not in limitation of any other rights or remedies to which the Company is or may be entitled at law or in equity. The Advisor further agrees that the provisions of Section 11 entitled “Attorneys Fees” shall apply to the enforcement of this Section.

2

(c)       Advisor has carefully read and considered the provisions of this Section and, having done so, agrees that the covenants set forth in this Section are fair and are reasonably required to protect the legitimate business interests of the Company, including, but not limited to, the protection of its trade secrets and its Confidential Information. The parties hereto agree that if a court of competent jurisdiction holds any of the covenants set forth in this Section unenforceable, the court shall substitute an enforceable covenant that preserves, to the maximum lawful extent, the scope, duration and all other aspects of the covenants deemed unenforceable, and that the covenant substituted by the court shall be immediately enforceable against the Advisor. The foregoing shall not be deemed to affect the right of the parties hereto to appeal any decision by a court concerning this Agreement.

(d)       The obligations of the Advisor under this Section shall, except as otherwise provided herein, survive the expiration or termination of this Agreement for any reason whatsoever.

7.              Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties):

if to the Company:	Janover Inc.
7601 N Federal Hwy B-140
Boca Raton, FL 33487
Attention: Blake Janover

if to Advisor:	on Schedule A

8.             Amendment. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.

9.             Assignment; Third Party Beneficiary. This Agreement, and the rights and obligations hereunder, may not be assigned or delegated by either party without the prior written consent of the other, which consent shall not be unreasonably withheld.

10.           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

11.           Attorney Fees. In the event that either party shall be required to commence legal proceedings in connection with any matter arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover costs, expenses, and attorneys’ fees, through all negotiations, trials and appeals, from the other party hereto.

12.           Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State, except that no doctrine of choice of law shall be used to apply any law other than that of Florida. The parties also agree to the exclusive jurisdiction of the courts in and for Palm Beach County, Florida.

13.           Dispute Resolution. The parties will first make a good faith effort to settle by negotiation any dispute regarding this Agreement. If a settlement has not been reached within 15 days of beginning that negotiation, then the dispute will be submitted for mediation. If settlement has not been reached in the mediation proceeding, then either party may submit the dispute to binding arbitration by a mutually acceptable arbitrator, and the other party agrees to participate in that arbitration proceeding. If the parties cannot agree on an arbitrator, then each party will select one arbitrator, and those two arbitrators will select a third arbitrator who will conduct the arbitration. Any arbitration under this section will be conducted in Palm Beach, Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. However, this section will not apply to (a) actions for equitable relief, or (b) actions to enforce any mediation or arbitration award. In any action under the preceding clauses (a) or (b), each party waives all rights to a jury trial.

3

14.           Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

THIS SPACE INTENTIONALLY BLANK

SIGNATURES ON FOLLOWING PAGE

4

The parties hereto have executed this Agreement effective as of the date first above written.

COMPANY:

JANOVER INC., a Delaware corporation

By:	/s/ Blake Janover
Blake Janover, President

ADVISOR:

/s/ Marcelo Lemos
Marcelo Lemos

5